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                                  EXHIBIT 99.1

                                     FOR ADDITIONAL INFORMATION CONTACT:
FOR IMMEDIATE RELEASE                        REBECCA WALL, DIRECTOR OF MARKETING
                              Valle de Oro Bank, El Cajon (619) 593-3330


                     VALLE DE ORO BANK SIGNS AGREEMENT TO MERGE
                          WITH COMMUNITY FIRST BANKSHARES


MAY 10, 1999, EL CAJON CA - Valley National Corporation and its subsidiary bank Valle de Oro Bank, N.A. (NASDAQ: VADO) will merge with Community First Bankshares, Inc. (NASDAQ: CFBX), the two companies announced today. Community First Bankshares is a $5.9 billion bank holding company that serves 154 markets in 11 states and specializes in community banking. Valle de Oro Bank has $241 million in assets and $220 million in deposits with six San Diego-area banking locations in four markets: El Cajon, La Mesa, Santee and Spring Valley, CA.

Under the terms of a definitive agreement effective today, Valley National Corporation, the parent company of Valle de Oro Bank, will be merged with Community First. The merger, which remains subject to due diligence by both banks and regulatory and stockholder approval, is not anticipated to close until October 31, 1999. The merger will provide Community First with entry into the California marketplace, and Valle de Oro Bank will provide the charter and management to create a much larger presence in the state.

The definitive agreement calls for an exchange of shares in which Valley National stockholders will receive a fixed price of $65 million, or approximately 3.25 times Valley National's targeted book value, subject to certain changes in the price of Community First Shares. At Community First's recent price of $20 per share, Valley National stockholders would receive approximately one share of Community First stock for each share of Valley National after adjusting for recent stock dividends.

"We are extremely pleased with this merger," said William V. Ehlen, Valle de Oro Bank president. "Community First is a bank I have known for several years, and
their commitment to community banking matches our own.   This merger will have
the least amount of impact upon Valle de Oro bankers, and it will be virtually transparent to customers. In fact, customers will benefit the most because of the enhanced products and services.


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The merger with Valle de Oro Bank provides Community First with its initial entry into the coveted California banking marketplace. "Our local relationship-focused service and our wide array of financial products reinforces our dedication to making a better financial tomorrow for our customers," said Donald R. Mengedoth, Community First president and CEO. We at Community First look forward to bringing this style of community banking to the state of California." Another benefit of this merger is Community First's opportunity to expand its product offerings. Valle de Oro Bank has recently joined the ranks of technically advanced banking through the introduction of PC Banking to its product line. "We view this alternative distribution channel as a positive interim step towards our ultimate goal of full Internet banking in 2000." said Mengedoth.

The quality of Valle de Oro Bank management was an important consideration in Community First's decision to acquire the San Diego area community bank. Ehlen and Mengedoth have known each other for several years through national trade association activities. Ehlen is well acquainted with the California banking industry, and he is president-elect for the Western Independent Bankers, an association of 253 community banks in nine Western states.

"Bill's reputation in the California marketplace will allow Community First to rapidly expand our franchise," said Mengedoth who is also president elect of the American Bankers Association. "This acquisition of Valle de Oro Bank marks our initial entry into California and with Bill's leadership we look forward to many others."

"This is a terrific opportunity for Valle de Oro bankers to be a part of a much larger and stronger California bank while still having the friendliness and local decision-making that sets community banks apart," said Ehlen. "Stockholders will like the transaction because they get an excellent price in a stock with great potential, and they know that they will still see the same lenders and tellers when they do their banking."

The transaction, which requires a "pooling of interests" method of accounting, will take several months to complete. Due diligence investigations by the banks are contemplated to be finished in early June. Approvals of banking regulators require several months. Valley National stockholders are expected to receive proxy materials and vote upon the proposal in late summer. The transaction, which has been unanimously approved by Valley National's board of directors, requires a simple shareholder majority to approve.

Valley National Corporation was formed recently as a bank holding company for Valle de Oro Bank with an eye to similar expansion plans. "Sometimes the best deals come along when you least expect them," said Ehlen. "This makes sense because we share a common vision. We can team up with their strength and experience while providing our stockholders and customers value enhancements at the same time."


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Community First Bankshares, headquartered in Fargo, N.D., is a $5.9 billion multi-bank holding company, which operates full-service banking offices in 154 communities in Arizona, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. In addition to banking, the Company offers a diverse array of financial services, including investment, insurance, mortgage and trust, with a focus on small business lending. The Company is the number one or two market dominant bank in a majority of the communities it serves. Community First's common stock is traded on the NASDAQ Stock Market under the symbol CFBX. The latest investor and corporate information is available online via the Internet, at its web site,
http://www.cfbx.com.    Information regarding Valle de Oro Bank can also be
found at its web site, http://wwwvalledeorobank.com

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This press release contains forward-looking statements under the Private
Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the company's acquisition strategy, including risks of adversely changing results of operations and factors affecting the company's ability to consummate further acquisitions; risks of loans and investments, including dependence on local economic conditions; competition for the company's customers from other providers of financial services; possible adverse effects of changes in interest rates; and other risks detailed in the company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.


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